21.1   Subsidiaries of the Registrant.
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                            SUBSIDIARIES
                      As of November 1,  1997



Third Planet Publishing, Inc.          100%
Mr. CD-ROM Stores, Inc.                100%
Camelot Distributing, Inc.             100%
Kids University, Inc.                  100%
Maxmedia Distributing, Inc.            100%
Camelot Internet Access Services, Inc. 100%
Camelot Business Investigations, Inc.  100%
Camelot Energy, Inc.                   100%
Software @ Cost + 10%, Inc.            100%
mrcdrom.com, inc.                            100%
Alexander Mark Investments (USA), Inc.  80%
Atlantic Media, Inc.                   100%
Camelot Creative Design, Inc.                     100%